Exhibit 16.1

September 6, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by International Land Alliance, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of International Land Alliance, Inc., dated September 6, 2022. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Haskell & White LLP